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                                                                      EXHIBIT 21



                                  SUBSIDIARIES
                                       OF
                                HUNT CORPORATION




                   Hunt Holdings, Inc., a Delaware Corporation
                  Hunt X-Acto, Inc., a Pennsylvania Corporation
                Hunt Americas Corporation, a Delaware Corporation
                Hunt Europe Limited, a United Kingdom Corporation
                   Hunt Europe B.V., a Netherlands Corporation





The Company holds all of the outstanding capital stock of Hunt Holdings, Inc. Hunt Holdings, Inc., in turn, holds all of the outstanding capital stock of Hunt X-Acto, Inc., Hunt Americas Corporation, Hunt Europe Limited, and Hunt Europe B.V.